MILLIMAN FUNDS TRUST N-1A

Exhibit 99(d)(i)

FORM OF

INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT, dated as of this [___] day of [___], 2026, is made and entered into by and between Milliman Financial Risk Management LLC, a limited liability company organized under the laws of the State of Delaware (the “Adviser”), and Milliman Funds Trust, a statutory trust organized under the laws of the State of Delaware (the “Trust“).

WHEREAS, the Adviser is principally engaged in the business of rendering investment management services and is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust is registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust offers shares representing interests in each of the separate series listed on Schedule A attached hereto, as it may be amended from time to time by mutual agreement of the parties (collectively, the “Funds,” and, each, a “Fund”); and

WHEREAS, the Board of Trustees (the “Board” or “Trustees”) of the Trust has selected the Adviser to serve as investment adviser to the Trust on behalf of the Funds and to provide certain related services, as more fully set forth below, and to perform such services under the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Trust and the Adviser do hereby agree as follows:

1.	APPOINTMENT OF ADVISER

The Trust hereby appoints the Adviser to serve as investment adviser for the Funds for the period and on the terms set forth herein. The Adviser accepts such appointment and agrees to render the investment advisory and related services for the compensation set forth herein, subject to the supervision and direction of the Board.

2.	DELIVERY OF DOCUMENTS

The Trust will deliver to the Adviser copies of the Trust’s Agreement and Declaration of Trust and Bylaws (collectively, as amended from time to time, the “Governing Documents”). The Adviser will deliver to the Trust a copy of its code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code of Ethics”). The Adviser shall promptly furnish the Trust with all material amendments of, or supplements to, the Code of Ethics and shall furnish the Trust with all updated versions of the Code of Ethics at least annually.

3.	SERVICES AND DUTIES OF THE ADVISER

a.             The Adviser shall: (i) furnish continuously an investment program for each Fund; (ii) manage the investment and reinvestment of Fund assets in conformity with the objectives, policies, strategies, and limitations for each Fund as set forth in the Registration Statement, written instructions and directions of the Board, the terms and conditions of any exemptive and/or no-action relief granted to, or relied upon by, the Trust, as such relief may be amended from time to time; (iii) furnish the Board with such information, reports and certifications as the Board may reasonably request in connection with the Adviser’s services hereunder; (iv) determine, in the Adviser’s discretion, the securities, instruments, agreements, and contracts to be purchased, sold or held by each Fund; (v) place each Fund’s transactions as set forth in Section 4 of this Agreement, (vi) instruct the Trust’s custodian(s) to hold and/or transfer each Fund’s assets in accordance with Proper Instructions received from the Adviser (for this purpose, the term “Proper Instructions” shall have the meaning(s) specified in the applicable agreement(s) between the Trust and its custodian(s)); (vii) provide the Trust with records concerning the Adviser’s activities which the Trust is required to maintain, (viii) provide regular and special reports to the Trust’s officers and Trustees concerning the Adviser’s discharge of the foregoing responsibilities; (ix) furnish to the Trust all office facilities, equipment, services and executive and administrative personnel necessary for managing the investment program of the Trust for each Fund; and (x) monitor the investment activities and performance of any Sub-Advisers (as defined below).

b.             In all matters relating to the performance of this Agreement, the Adviser will (i) act in conformity with the Governing Documents and the applicable Fund’s then-current prospectus and Statement of Additional Information as included in the Trust’s registration statement on Form N-1A, and any amendments or supplements thereto (the “Registration Statement”), and with the instructions and directions of the Board, and (ii) comply with the requirements of the Internal Revenue Code of 1986, as amended, the 1940 Act, the rules thereunder, and all other applicable federal and state laws and regulations applicable to the Trust and the Funds.

c.             Subject to the prior approval of a majority of the Board, including a majority of the Board members who are not “interested persons,” as defined in the 1940 Act (the “Independent Trustees”), or pursuant to any exemptive relief issued by the SEC, the Adviser may, through a sub-advisory agreement or other arrangement, delegate to one or more investment advisers registered under the Advisers Act (each, a “Sub-Adviser”) to the extent permitted by applicable law, certain of the Adviser’s duties enumerated herein; provided, that the Adviser shall continue to supervise and oversee the services provided by such Sub-Adviser and any such delegation shall not relieve the Adviser of any of its obligations hereunder. The Adviser shall be solely responsible for paying any sub-advisory fees due and owing any Sub-Adviser and neither the Trust nor any Fund shall incur any liability for any such sub-advisory fees, absent an express agreement to do so. Subject to the provisions of this Agreement, the duties of any Sub-Adviser, the portion of portfolio assets of a Fund that the Sub-Adviser shall manage, and the fees to be paid to the Sub-Adviser by the Adviser under and pursuant to any sub-advisory agreement or other arrangement entered into in accordance with this Agreement may be adjusted from time to time by the Adviser, subject to compliance with applicable guidance of the SEC or its staff, which may require the prior approval of a majority of the Board and a majority of the Independent Trustees.

4.	PORTFOLIO TRANSACTIONS

In connection with the management of the investment and reinvestment of Fund assets pursuant to this Agreement, the Adviser, acting by its own officers, directors or employees, is authorized to select the brokers or dealers (including, to the extent permitted by law and applicable Trust guidelines, the Adviser or any of its affiliates), electronic or other trading systems and to place orders directly with issuers of securities or other assets. The Adviser may open and maintain brokerage accounts of all types on behalf of and in the name of each Fund. The Adviser may enter into standard customer agreements with brokers and direct payments of cash, cash equivalents and securities and other assets and property into such brokerage accounts as the Adviser deems desirable or appropriate.

In selecting brokers or dealers to execute transactions on behalf of a Fund, the Adviser is directed to use its best efforts to seek to obtain the best overall terms available under the circumstances, as described in the Registration Statement. In assessing the best overall terms available for any Fund transaction, the Adviser will consider all factors it deems relevant, including, but not limited to, the breadth of the market in the security or other asset, the price of the security or other asset, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting broker-dealers to execute a particular transaction, and in evaluating the best overall terms available, the Adviser is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (“1934 Act”)) provided to the Fund and/or other funds and accounts over which the Adviser or its affiliates exercise investment discretion. Consistent with any guidelines established by the Board and Section 28(e) of the 1934 Act, the Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Adviser to its discretionary clients, including that Fund. In addition, the Adviser is authorized to allocate purchase and sale orders for securities or other assets to brokers or dealers (including brokers and dealers that are affiliated with the Adviser or the Trust’s principal underwriter) if the Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. The Trust hereby authorizes any person directly or indirectly controlling, controlled by or under common control with Adviser that is a member of a national securities exchange (“Affiliated Member”) to effect any transaction on such exchange for the account of any Fund, which transaction is permitted by Section 11(a) of the 1934 Act and the rules thereunder, and the Trust hereby consents to the retention of compensation by such Affiliated Member in connection with such transaction.

The Adviser may, but shall not be obligated to, aggregate or bunch orders for the purchase or sale of securities or other assets for a Fund with orders for its other clients and accounts where: (a) such aggregation or bunching of order is not inconsistent with the Fund’s investment objectives, policies, strategies and limitations, (b) the allocation of the securities or other assets so purchased or sold, as well as the expenses incurred in any such transaction, shall be made by the Adviser in a manner that is fair and equitable in the judgment of the Adviser, and (c) the Adviser shall be cognizant of its fiduciary obligations to each Fund and each of its other clients and shall enter into such transactions only where the rights of each client are considered and protected.

5.	EXPENSES

During the term of this Agreement, the Adviser shall pay all ordinary operating expenses of each Fund, except for the fee payment under this Agreement, payments under each Fund’s 12b-1 plan, if any, brokerage expenses, taxes, interest, litigation expenses, acquired fund fees and expenses, and other extraordinary expenses.

6.	COMPENSATION

For the services to be provided by the Adviser hereunder, each Fund shall pay to the Adviser a fee at the rate and computed as set forth on Schedule A attached hereto. All fees payable hereunder shall be accrued daily and paid monthly as soon as practical after the last day of each month.

7.	SERVICES NOT EXCLUSIVE

The services of the Adviser to the Trust hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services hereunder are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

8.	CERTAIN RECORDS AND REPORTS

Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 under the 1940 Act that are prepared or maintained by the Adviser (or any Sub-Adviser) on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust at its request (the “Records”). The Adviser agrees to preserve the Records for the periods prescribed in Rule 31a-2 under the 1940 Act. The Trust and the Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

9.	STANDARD OF CARE, LIABILITY AND INDEMNIFICATION

a.             Standard of Care. The Adviser shall exercise its best judgement in rendering services under this Agreement. Neither the Adviser nor its officers, directors, employees, agents, affiliated persons or controlling persons or assigns shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or its shareholders in connection with the matters to which this Agreement relates; provided that no provision of this Agreement shall be deemed to protect the Adviser against any liability to the Trust or its shareholders resulting from any willful misfeasance, bad faith or gross negligence in the performance of its duties or obligations hereunder, the reckless disregard of its duties or obligations hereunder, or breach of its fiduciary duty to the Trust, any Fund or its shareholders.

b.             Indemnification by the Adviser. The Adviser shall indemnify and hold harmless the Trust from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) resulting from the Adviser’s willful misfeasance, bad faith or gross negligence in connection with the performance of the Adviser’s obligations under this Agreement, or from the Adviser’s reckless disregard of its obligations and duties under this Agreement; provided however, that the Adviser’s obligation under this Section 9 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Adviser, is caused by or is otherwise directly related to the Trust’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its obligations and duties under this Agreement.

c.             Indemnification by the Trust. The Trust shall indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) resulting from the Trust’s willful misfeasance, bad faith or gross negligence in connection with the performance of the Adviser’s obligations under this Agreement, or from the Trust’s reckless disregard of its obligations and duties under this Agreement; provided however, that the Trust’s obligation under this Section 9 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Adviser, is caused by or is otherwise directly related to the Adviser’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its obligations and duties under this Agreement.

d.             Force Majeure. Notwithstanding any other provision of this Agreement, Adviser shall not be liable for any loss suffered by the Trust or its shareholders caused directly or indirectly by circumstances beyond the Adviser’s reasonable control, including, without limitation, government actions or restrictions, pandemics or epidemics, state of emergency, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, labor difficulties, fires, earthquakes, floods or other catastrophes, acts of God, wars, riots or failures of communication or power supply.

e.             Limitation of Shareholder, Trustee and Officer Liability. The Adviser acknowledges and agrees that the Trustees and officers of the Trust and the shareholders of any Fund shall not be liable for any obligations of the Trust or of any Fund under this Agreement, and the Adviser agrees that, in asserting any rights or claims under this Agreement with respect to a Fund, it shall look only to the assets and property of such Fund to which such party’s rights or claims relate in settlement of such rights or claims, and not to the assets and property of any other Fund, the Trustees or officers of the Trust or the shareholders of the Funds.

f.             Damages. Neither the Adviser nor the Trust shall be liable for special, consequential or incidental damages.

10.	DURATION, AMENDMENT AND TERMINATION

a.             Effect and Duration of Agreement. This Agreement shall not take effect unless it has been approved (a) by a vote of a majority of the members of the Board, including a majority of the Independent Trustees, cast at an in-person meeting called for the purpose of voting on such approval and, as may be required by the 1940 Act, (b) by vote of a majority of that Fund’s outstanding voting securities. This Agreement, unless sooner terminated as provided herein, shall continue for an initial period of two years for each Fund (from the effective date as set forth in Schedule A) and shall continue from year to year thereafter, provided that each such continuance is specifically approved at least annually by the vote of a majority of the Independent Trustees, cast at an in-person meeting called for the purpose of voting on such approval, and by the Board or, with respect to any given Fund, by a vote of a majority of such Fund’s outstanding voting securities. The foregoing requirement, that continuance of this Agreement be “specifically approved at least annually,” shall be construed in a manner consistent with the 1940 Act and the rules, regulations and exemptions thereunder; provided however, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised or relaxed by a rule, regulation, interpretation or order of the SEC or its staff, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, interpretation or order.

b.             Amendments. This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment with respect to any Fund shall be approved by (a) the Board or a vote of the majority of the outstanding voting securities of such Fund to the extent required by the 1940 Act, and (b) the vote of a majority of the Independent Trustees at an in-person meeting called for the purpose of voting on such approval, if such approval is required by applicable laws.

c.             Assignment. This Agreement shall automatically and immediately terminate in the event of its assignment.

d.             Termination. This Agreement may be terminated with respect to any Fund at any time, without payment of any penalty, by vote of the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of that Fund, or by the Adviser, in each case on not less than 30 days’ nor more than 60 days’ prior written notice to the other party.

e.             Approvals Required by Law. Any approval, amendment or termination of this Agreement with respect to a Fund will not require the approval of any other Fund or the approval of a majority of the outstanding voting securities of the Trust, unless such approval is required by applicable law.

11.	ANTI-MONEY LAUNDERING COMPLIANCE

The Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Adviser agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Adviser, now and in the future; provided, however, that the Adviser shall not be liable in respect of any failure by it to comply with changes to the Trust’s Anti-Money Laundering Policy of which it has not been notified in writing by the Trust a reasonable time in advance of the effectiveness of such changes. The Adviser further agrees to provide to the Trust and/or the Trust’s administrator such reports, certifications and contractual assurances as may be reasonably requested by the Trust. The Trust may disclose information regarding the Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

12.	USE OF NAME

The Trust shall have the non-exclusive right to use the name “Milliman” or a derivative or similar name to designate itself and any current or future series of shares only so long as the Adviser, or an affiliate thereof, serves as investment adviser to the Trust with respect to such series of shares. In the event that the Adviser or any affiliate thereof ceases to act as the investment adviser to the Funds, the Trust shall cease using the name “Milliman” or any derivative or similar name.

13.	MISCELLANEOUS

a.             Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, or electronically addressed by the party giving notice to the other party at its principal place of business, to the President and Chief Compliance Officer of the other party or such alternate person and/or address as a party may designate in writing for the receipt of such notices.

b.             Severability. If any provision of this Agreement or the application thereof to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstance, other than these as to which it so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

c.             Entire Agreement. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

d.             Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

e.             Execution by Counterpart. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement.

f.             Survival After Termination. The rights and obligations set forth in Section 9 shall survive the termination of this Agreement.

g.             Titles. Titles or captions of sections in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions thereof.

h.             Permissible Interests. Trustees, officers, agents and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, agents, shareholders or otherwise; directors, partners, officers, agents and shareholders of the Adviser are or may be interested in the Trust as Trustees, officers, agents, shareholders or otherwise; and the Adviser (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise.

i.             Meaning of Terms. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “in-person meeting,” “investment adviser,” “national securities exchange,” “net assets,” “prospectus,” “sale,” “sell” and “security” shall have the same meaning as such terms have in the 1940 Act, as it may be interpreted from time to time by the SEC or its staff and subject to such exemption as may be granted by the SEC by any rule, regulation or order. All references to the 1934 Act or 1940 Act shall be deemed to incorporate any rules, regulations, SEC and staff interpretations or orders thereunder. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation, interpretation or order of the SEC or its staff, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

Milliman Financial Risk Management LLC

By:	[___]

Name:	[___]

Title:	[___]

Milliman FUNDS Trust

By:	/s/ Adam Schenck

Name:	Adam Schenck

Title:	Trustee

Schedule A

Funds and Investment Advisory Fees

Fees. Pursuant to Sections 1 and 6 of the Agreement, the Trust, on behalf of each Fund listed below, shall pay the Adviser as compensation an investment advisory fee, which shall be accrued daily and paid monthly as soon as practical after the last day of each month at the following annual rates on the average daily net assets of such Fund (“Investment Advisory Fee”):

Fund Name	Annual Advisory Fee Rate	Effective Date
Milliman Healthcare Inflation Guard ETF	[___]	[___]
Milliman Healthcare Inflation Plus ETF	[___]	[___]

Calculation. The Investment Advisory Fee for a Fund shall be calculated by the Fund’s accounting agent and shall be accrued daily and be calculated by applying the Investment Advisory Fee annual percentage rate, as specified above, to the average daily net assets of the Fund. The value of the Fund’s net assets shall be computed in the manner specified in the Registration Statement and the Governing Documents.

A-1